AMC NETWORKS INC. REPORTS FOURTH QUARTER AND FULL YEAR 2024 RESULTS
New York, NY – February 14, 2025: AMC Networks Inc. ("AMC Networks" or the "Company") (NASDAQ: AMCX) today reported financial results for the fourth quarter and full year ended December 31, 2024.
AMC Networks Chief Executive Officer Kristin Dolan said: "We are pleased and encouraged by our results in the fourth quarter and across all of 2024. We achieved our full-year guidance across all key financial metrics, including generating healthy free cash flow of $331 million. Our free cash flow performance to date has been strong and we are increasing our expectations to approximately $550 million of cumulative free cash flow over the '24/'25 two-year period. We forged and expanded innovative partnerships that are helping to drive our company forward amidst a period of change that is challenging all media companies. In addition, we continued to delight fans by delivering high-quality and distinctive shows and films across our own targeted offerings as well as an array of partner platforms, and to expand our targeting capabilities to differentiate our advertising business."
Operational Highlights:
•Completed significant affiliate renewal activity in 2024, representing almost half of our domestic affiliate subscriber base, including multiyear agreements with Charter, Cox, Verizon, and Cable One, among others.
•Signed multi-year renewal with Amazon Prime Video Channels for the global distribution of our entire portfolio of streaming services.
•Continued expansion of our growing FAST channels business, now with 19 total live FAST channel brands on 12 different platforms, representing 136 active channel feeds.
•Demonstrated continued leadership and innovation in advertising with recent launch of AMCN Outcomes, our new performance product built into our Audience+ insights and data targeting platform, allowing advertisers to see campaign outcomes and optimize delivery in real time.
•Kicking off 2025 with a robust slate of original programming including: Anne Rice’s Mayfair Witches, Dark Winds, The Walking Dead: Dead City, The Walking Dead: Daryl Dixon, and highly anticipated new series including Anne Rice’s The Talamasca and Nautilus, and many more.
Full Year Financial Highlights:
•Net cash provided by operating activities of $376 million; Free Cash Flow(1) of $331 million.
•Net revenues of $2,421 million. Excluding 2023 revenues related to 25/7 Media, deliveries of Silo, and the return of rights from Hulu, and 2024 revenues related to one-time retroactive adjustments reported by a third party at AMCNI, net revenues decreased 6%.
◦Streaming revenues increased 7% to $603 million; streaming subscribers of 12.4 million increased 8% as compared to 11.4 million subscribers as of December 31, 2023.
•Operating loss of $40 million; Adjusted Operating Income(1) of $563 million, with a margin of 23%.
◦Operating loss included impairment and other charges of $400 million and restructuring and other related charges of $49 million.
•Diluted EPS of $(5.10); Adjusted EPS(1) of $3.86.
Fourth Quarter Financial Highlights:
•Net cash provided by operating activities of $58 million; Free Cash Flow of $38 million.
•Net revenues of $599 million.
•Operating loss of $254 million; Adjusted Operating Income of $129 million, with a margin of 22%.
◦Operating loss included impairment and other charges of $303 million and restructuring and other related charges of $43 million.
•Diluted EPS of $(6.38); Adjusted EPS of $0.64.
(1) See page 6 of this earnings release for a discussion of non-GAAP financial measures used in this release. This discussion includes the definition of Adjusted Operating Income, Adjusted EPS and Free Cash Flow.

Consolidated Results:
(dollars in thousands, except per share amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2024	2023	Change	2024	2023	Change
Net Revenues	$599,305	$678,848	(11.7)%	$2,421,314	$2,711,877	(10.7)%
Operating Income (Loss)	$(254,219)	$(11,443)	n/m	$(39,600)	$388,412	n/m
Adjusted Operating Income	$129,166	$100,296	28.8%	$562,573	$670,104	(16.0)%

Diluted Earnings (Loss) Per Share	$(6.38)	$(0.50)	n/m	$(5.10)	$4.90	n/m
Adjusted Earnings Per Share	$0.64	$0.72	(11.1)%	$3.86	$7.20	(46.4)%

Net cash provided by operating activities	$58,108	$72,780	(20.2)%	$375,615	$203,919	84.2%
Free Cash Flow	$37,585	$65,965	(43.0)%	$330,840	$168,712	96.1%
Percentage changes in the table above deemed "n/m" are not meaningful.
Segment Results:
(dollars in thousands)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2024	2023	Change	2024	2023	Change
Net Revenues:
Domestic Operations	$520,229	$581,716	(10.6)%	$2,112,989	$2,316,587	(8.8)%
International	85,622	99,502	(13.9)%	325,028	404,476	(19.6)%
Inter-segment Eliminations	(6,546)	(2,370)	(176.2)%	(16,703)	(9,186)	(81.8)%
Total Net Revenues	$599,305	$678,848	(11.7)%	$2,421,314	$2,711,877	(10.7)%

Operating Income (Loss):
Domestic Operations	$(180,435)	$59,897	(401.2)%	$194,295	$583,542	(66.7)%
International	(30,120)	(20,046)	(50.3)%	(56,604)	(9,624)	n/m
Corporate / Inter-segment Eliminations	(43,664)	(51,294)	14.9%	(177,291)	(185,506)	4.4%
Total Operating Income (Loss)	$(254,219)	$(11,443)	n/m	$(39,600)	$388,412	(110.2)%

Adjusted Operating Income (Loss):
Domestic Operations	$151,723	$123,539	22.8%	$619,579	$712,744	(13.1)%
International	8,698	7,158	21.5%	64,905	60,548	7.2%
Corporate / Inter-segment Eliminations	(31,255)	(30,401)	(2.8)%	(121,911)	(103,188)	(18.1)%
Total Adjusted Operating Income	$129,166	$100,296	28.8%	$562,573	$670,104	(16.0)%
Percentage changes in the table above deemed "n/m" are not meaningful.

Domestic Operations Segment
Full Year Results:
•Domestic Operations' revenues decreased 9% from the prior year to $2,113 million.
◦Subscription revenues decreased 5% to $1,275 million due to declines in the linear subscriber universe, partially offset by streaming revenue growth.
•Streaming revenues increased 7% to $603 million driven by year-over-year subscriber growth and price increases.
◦Streaming subscribers increased 8% to 12.4 million as compared to 11.4 million subscribers as of December 31, 2023. Compared to 11.8 million subscribers as of September 30, 2024, subscribers sequentially increased 5%.
•Affiliate revenues declined 13%, primarily due to basic subscriber declines and to a lesser extent, contractual rate decreases in connection with renewals.
◦Content licensing revenues decreased 19% to $277 million due to availability of deliveries in the period. The prior period included $56 million of revenues related to deliveries of Silo, an AMC Studios produced series for a third party and $20 million of revenues related to the return of rights from Hulu. Excluding revenues related to Silo and Hulu, content licensing revenues increased 4%.
◦Advertising revenues decreased 11% to $561 million due to linear ratings declines and a challenging entertainment advertising marketplace, partially offset by digital and advanced advertising revenue growth.
•Operating income of $194 million included impairment and other charges of $298 million and restructuring and other related charges of $49 million.
•Adjusted Operating Income decreased 13% to $620 million, with a margin of 29%. The decrease in Adjusted Operating Income was primarily driven by revenue headwinds in our linear business.

Fourth Quarter Results:
•Domestic Operations' revenues decreased 11% from the prior year to $520 million.
◦Subscription revenues decreased 4% to $314 million due to declines in the linear subscriber universe, partially offset by streaming revenue growth.
•Streaming revenues increased 8% to $156 million driven by year-over-year subscriber growth and price increases.
•Affiliate revenues declined 13%, primarily due to basic subscriber declines and to a lesser extent, contractual rate decreases in connection with renewals.
◦Content licensing revenues decreased 30% to $67 million due to availability of deliveries in the period.
◦Advertising revenues decreased 12% to $139 million due to linear ratings declines and a challenging entertainment advertising marketplace, partially offset by digital and advanced advertising revenue growth.
•Operating loss of $180 million included impairment and other charges of $269 million and restructuring and other related charges of $43 million.
•Adjusted Operating Income increased 23% to $152 million, with a margin of 29%. The increase in Adjusted Operating Income was primarily driven by cost management measures and streaming revenue growth, partly offset by revenue headwinds in our linear business.

International Segment
Full Year Results:
•International revenues decreased 20% from the prior year to $325 million. The prior period included $91 million of content licensing and other revenues related to 25/7 Media, which we divested on December 29, 2023. Additionally, current period advertising revenue included $21 million of revenue related to one-time retroactive adjustments reported by a third party. Excluding revenues related to 25/7 Media and the one-time retroactive adjustments, International revenues decreased 3%.
◦Subscription revenues decreased 11% to $197 million, primarily due to the non-renewal of an AMCNI distribution agreement in the U.K. that occurred in the fourth quarter of 2023.
◦Content licensing and other revenues decreased 87% to $13 million due to the sale of our interest in 25/7 Media in December 2023.
◦Advertising revenues increased 41% to $115 million, primarily due to one-time retroactive adjustments in the U.K., strong performance on ITVX in the U.K. and increased ratings and growth across Central and Northern European advertising markets. Excluding the one-time retroactive adjustments, advertising revenues increased 16%.
•Operating loss of $57 million included impairment and other charges of $102 million.
•Adjusted Operating Income increased 7% to $65 million. The increase in Adjusted Operating Income was primarily driven by advertising revenue growth including one-time retroactive adjustments, partially offset by the impact of the non-renewal in the U.K. and the divestiture of 25/7 Media in the prior period. 25/7 Media generated $4 million of AOI in the prior period. Excluding AOI related to the one-time retroactive adjustments, International AOI was $45 million, with a margin of 15%.

Fourth Quarter Results:
•International revenues decreased 14% from the prior year to $86 million. The prior period included $23 million of content licensing and other revenues related to 25/7 Media. Additionally, current period advertising revenue included $7 million of revenue related to a one-time retroactive adjustment reported by a third party. Excluding revenues related to 25/7 Media and the one-time retroactive adjustment, International revenues increased 2%.
◦Subscription revenues decreased 5% to $48 million, primarily due to unfavorable foreign exchange rates.
◦Content licensing and other revenues decreased 85% to $4 million due to the sale of our interest in 25/7 Media in December 2023.
◦Advertising revenues increased 43% to $34 million, primarily due to a one-time retroactive adjustment in the U.K., strong performance on ITVX in the U.K. and increased ratings and growth across Central and Northern European advertising markets. Excluding the one-time retroactive adjustment, advertising revenues increased 12%.
•Operating loss of $30 million included impairment and other charges of $34 million.
•Adjusted Operating Income increased 22% to $9 million. The increase in Adjusted Operating Income was primarily driven by advertising revenue growth including the one-time retroactive adjustment. 25/7 Media generated $1 million of AOI in the prior period. Excluding AOI related to the one-time retroactive adjustment, International AOI was $1 million.

Other Matters
Impairment and Other Charges
Impairment and other charges of $399.5 million for the year ended December 31, 2024 primarily consisted of a $268.7 million goodwill impairment charge in the Domestic Operations reporting unit, $102.0 million of goodwill impairment charges at AMCNI, and $29.2 million of long-lived asset impairment charges at BBCA.
In December 2024, in connection with the preparation of our fourth quarter financial information, we performed our annual goodwill impairment test and concluded that the estimated fair values of the Domestic Operations and AMCNI reporting units declined to less than their carrying amounts. The decrease in the estimated fair values reflected current and expected trends across the media industry, including continued softness in the domestic linear marketplace and across the International television broadcasting markets, resulting in lower expected future cash flows, as well as a decrease in the valuation multiples used to estimate the fair values using the market approach for the Domestic Operations reporting unit. As a result, we recognized impairment charges of $268.7 million related to the Domestic Operations reporting unit and $34.0 million related to the AMCNI reporting unit, in addition to an impairment charge of $68.0 million related to the AMCNI reporting unit as a result of an interim goodwill impairment test in the second quarter of 2024, included in Impairment and other charges in the consolidated statements of income (loss).
Restructuring and Other Related Charges
Restructuring and other related charges were $49.5 million for the year ended December 31, 2024, consisting of $44.2 million of content impairments and $5.3 million of severance and employee-related costs. Following the purchase of the remaining interest in BBCA in November 2024, the Company completed a strategic programming assessment and recorded a restructuring charge of $43.2 million pertaining to certain scripted original programming that no longer aligned with the channel's go-forward strategy. The remaining content impairments were recorded in connection with We TV shifting to a reduced originals strategy.
Stock Repurchase Program & Outstanding Shares
As previously disclosed, the Company's Board of Directors has authorized a program to repurchase up to $1.5 billion of the Company’s outstanding shares of common stock. The Stock Repurchase Program has no pre-established closing date and may be suspended or discontinued at any time. During the year ended December 31, 2024, the Company did not repurchase any shares. As of December 31, 2024, the Company had $135 million of authorization remaining for repurchase under the Stock Repurchase Program.
As of February 7, 2025, the Company had 32,651,186 shares of Class A Common Stock and 11,484,408 shares of Class B Common Stock outstanding.
Please see the Company’s Form 10-K for the year ended December 31, 2024, which will be filed later today, for further details regarding the above matters.

Description of Non-GAAP Measures

Internally, the Company uses Adjusted Operating Income (Loss) and Free Cash Flow measures as the most important indicators of its business performance and evaluates management’s effectiveness with specific reference to these indicators.

The Company defines Adjusted Operating Income (Loss), which is a non-GAAP financial measure, as operating income (loss) before share-based compensation expense or benefit, depreciation and amortization, impairment and other charges (including gains or losses on sales or dispositions of businesses), restructuring and other related charges, cloud computing amortization, and including the Company’s proportionate share of adjusted operating income (loss) from majority-owned equity method investees. From time to time, we may exclude the impact of certain events, gains, losses, or other charges (such as significant legal settlements) from AOI that affect our operating performance. Because it is based upon operating income (loss), Adjusted Operating Income (Loss) also excludes interest expense (including cash interest expense) and other non-operating income and expense items. The Company believes that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of the business without regard to the effect of the settlement of an obligation that is not expected to be made in cash.

The Company believes that Adjusted Operating Income (Loss) is an appropriate measure for evaluating the operating performance of the business segments and the Company on a consolidated basis. Adjusted Operating Income (Loss) and similar measures with similar titles are common performance measures used by investors, analysts, and peers to compare performance in the industry.

Adjusted Operating Income (Loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with U.S. generally accepted accounting principles ("GAAP"). Since Adjusted Operating Income (Loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to Adjusted Operating Income (Loss), please see pages 11-12 of this release.

The Company defines Free Cash Flow, which is a non-GAAP financial measure, as net cash provided by operating activities less capital expenditures, all of which are reported in our Consolidated Statement of Cash Flows. The Company believes the most comparable GAAP financial measure of its liquidity is net cash provided by operating activities. The Company believes that Free Cash Flow is useful as an indicator of its overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. The Company also believes that Free Cash Flow is one of several benchmarks used by analysts and investors who follow the industry for comparison of its liquidity with other companies in the industry, although the Company’s measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. For a reconciliation of net cash provided by operating activities to Free Cash Flow, please see page 14 of this release.

The Company defines Adjusted Earnings per Diluted Share (“Adjusted EPS”), which is a non-GAAP financial measure, as earnings per diluted share excluding the following items: amortization of acquisition-related intangible assets; impairment and other charges (including gains or losses on sales or dispositions of businesses); non-cash impairments of goodwill, intangible and fixed assets; restructuring and other related charges; and the impact associated with the modification of debt arrangements, including gains and losses related to the extinguishment of debt; as well as the impact of taxes on the aforementioned items. The Company believes the most comparable GAAP financial measure is earnings per diluted share. The Company believes that Adjusted EPS is one of several benchmarks used by analysts and investors who follow the industry for comparison of its performance with other companies in the industry, although the Company’s measure of Adjusted EPS may not be directly comparable to similar measures reported by other companies. For a reconciliation of earnings per diluted share to Adjusted EPS, please see pages 15-16 of this release.

Forward-Looking Statements

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

Conference Call Information

AMC Networks will host a conference call today at 8:30 a.m. ET to discuss its fourth quarter and full year 2024 results. To listen to the call, please visit investors.amcnetworks.com.

About AMC Networks Inc.

AMC Networks (Nasdaq: AMCX) is home to many of the greatest stories and characters in TV and film and the premier destination for passionate and engaged fan communities around the world. The Company creates and curates celebrated series and films across distinct brands and makes them available to audiences everywhere. Its portfolio includes targeted streaming services AMC+, Acorn TV, Shudder, Sundance Now, ALLBLK and HIDIVE; cable networks AMC, BBC AMERICA (which includes U.S. distribution and sales responsibilities for BBC News), IFC, SundanceTV and We TV; and film distribution labels IFC Films and RLJE Films. The Company also operates AMC Studios, its in-house studio, production and distribution operation behind acclaimed and fan-favorite original franchises including The Walking Dead Universe and the Anne Rice Immortal Universe; and AMC Networks International, its international programming business.

Contacts

Investor Relations	Corporate Communications
Nicholas Seibert	Georgia Juvelis
nicholas.seibert@amcnetworks.com	georgia.juvelis@amcnetworks.com

AMC NETWORKS INC.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Revenues, net	$599,305	$678,848	$2,421,314	$2,711,877
Operating expenses:
Technical and operating (excluding depreciation and amortization)	292,544	393,910	1,132,593	1,327,500
Selling, general and administrative	192,650	196,951	781,329	764,087
Depreciation and amortization	22,599	27,773	98,015	107,402
Impairment and other charges	302,694	66,407	399,513	96,689
Restructuring and other related charges	43,037	5,250	49,464	27,787
Total operating expenses	853,524	690,291	2,460,914	2,323,465
Operating income (loss)	(254,219)	(11,443)	(39,600)	388,412
Other income (expense):
Interest expense	(45,006)	(37,399)	(166,186)	(152,703)
Interest income	9,323	10,074	36,803	37,018
Loss on extinguishment of debt, net	—	—	(105)	—
Miscellaneous, net	(10,562)	10,761	(5,409)	23,279
Total other expense	(46,245)	(16,564)	(134,897)	(92,406)
Income (loss) from operations before income taxes	(300,464)	(28,007)	(174,497)	296,006
Income tax benefit (expense)	10,943	(11,881)	(43,490)	(94,606)
Net income (loss) including noncontrolling interests	(289,521)	(39,888)	(217,987)	201,400
Net (income) loss attributable to noncontrolling interests	5,024	18,079	(8,559)	14,064
Net income (loss) attributable to AMC Networks’ stockholders	$(284,497)	$(21,809)	$(226,546)	$215,464

Net income (loss) per share attributable to AMC Networks’ stockholders:
Basic	$(6.38)	$(0.50)	$(5.10)	$4.92
Diluted	$(6.38)	$(0.50)	$(5.10)	$4.90

Weighted average common shares:
Basic	44,609	43,951	44,438	43,827
Diluted	44,609	43,951	44,438	43,991

AMC NETWORKS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	2024	2023
Cash flows from operating activities:
Net income (loss) including noncontrolling interests	$(217,987)	$201,400
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	98,015	107,402
Non-cash impairment and other charges	399,513	87,089
Share-based compensation expenses related to equity classified awards	26,051	25,665
Non-cash restructuring and other related charges	44,217	15,147
Amortization and write-offs of program rights	889,394	906,158
Amortization of deferred carriage fees	26,748	21,341
Unrealized foreign currency transaction loss	4,595	2,716
Amortization of deferred financing costs and discounts on indebtedness	7,335	7,574
Deferred income taxes	(63,063)	49,736
Other, net	(3,580)	(2,731)
Changes in assets and liabilities:
Accounts receivable, trade (including amounts due from related parties, net)	30,886	34,332
Prepaid expenses and other assets	215,028	103,258
Program rights and obligations, net	(932,269)	(1,079,910)
Deferred revenue	(3,963)	(60,671)
Deferred carriage fees, net	(22,828)	(17,826)
Accounts payable, accrued liabilities and other liabilities	(122,477)	(196,761)
Net cash provided by operating activities	375,615	203,919
Cash flows from investing activities:
Capital expenditures	(44,775)	(35,207)
Return of capital from investees	1,693	2,146
Proceeds from sale of investments	—	8,565
Other, net	2,706	174
Net cash used in investing activities	(40,376)	(24,322)
Cash flows from financing activities:
Proceeds from the issuance of 10.25% Senior Secured Notes due 2029, net	862,969	—
Proceeds from the issuance of 4.25% Convertible Senior Notes due 2029, net	139,437	—
Tender, redemption, and repurchase of 4.75% Senior Notes due 2025	(774,729)	(24,631)
Redemption of 5.00% Senior Notes due 2024	—	(400,000)
Principal payments on Term Loan A Facility	(241,875)	(33,750)
Repurchase of 4.25% Senior Notes due 2029	(10,129)	—
Payments for financing costs	(10,628)	(342)
Deemed repurchases of restricted stock units	(4,626)	(7,271)
Principal payments on finance lease obligations	(4,650)	(4,222)
Purchase of noncontrolling interests	(42,000)	(1,343)
Distributions to noncontrolling interests	(23,992)	(72,876)
Net cash used in financing activities	(110,223)	(544,435)
Net (decrease) increase in cash and cash equivalents from operations	225,016	(364,838)
Effect of exchange rate changes on cash and cash equivalents	(10,943)	5,412
Cash and cash equivalents at beginning of year	570,576	930,002
Cash and cash equivalents at end of year	$784,649	$570,576

AMC NETWORKS INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
(unaudited)

	2024	2023
ASSETS
Current Assets:
Cash and cash equivalents	$784,649	$570,576
Accounts receivable, trade (less allowance for doubtful accounts of $9,468 and $9,488)	623,898	664,396
Prepaid expenses and other current assets	262,257	388,398
Total current assets	1,670,804	1,623,370
Property and equipment, net of accumulated depreciation of $458,396 and $403,708	143,036	159,237
Program rights, net	1,713,952	1,802,653
Intangible assets, net	216,478	268,558
Goodwill	246,304	626,496
Deferred tax assets, net	13,183	11,456
Operating lease right-of-use assets	58,390	71,163
Other assets	300,074	406,854
Total assets	$4,362,221	$4,969,787
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$88,570	$89,469
Accrued liabilities	290,718	385,838
Current portion of program rights obligations	221,603	301,221
Deferred revenue	61,838	65,736
Current portion of long-term debt	7,500	67,500
Current portion of lease obligations	32,439	33,659
Total current liabilities	702,668	943,423
Program rights obligations	144,476	150,943
Long-term debt, net	2,328,719	2,294,249
Lease obligations	64,581	87,240
Deferred tax liabilities, net	121,302	160,383
Other liabilities	60,334	74,306
Total liabilities	3,422,080	3,710,544
Commitments and contingencies
Redeemable noncontrolling interests	55,881	185,297
Stockholders' equity:
Class A Common Stock, $0.01 par value, 360,000 shares authorized: 66,730 and 66,670 shares issued and 32,636 and 32,077 shares outstanding, respectively	667	667
Class B Common Stock, $0.01 par value, 90,000 shares authorized: 11,484 shares issued and outstanding	115	115
Preferred stock, $0.01 par value, 45,000 shares authorized: none issued	—	—
Paid-in capital	437,860	378,877
Accumulated earnings	2,092,229	2,321,105
Treasury stock, at cost (34,094 and 34,593 shares Class A Common Stock, respectively)	(1,408,307)	(1,419,882)
Accumulated other comprehensive loss	(266,969)	(232,831)
Total AMC Networks stockholders' equity	855,595	1,048,051
Non-redeemable noncontrolling interests	28,665	25,895
Total stockholders' equity	884,260	1,073,946
Total liabilities and stockholders' equity	$4,362,221	$4,969,787

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(in thousands)
(unaudited)

	Three Months Ended December 31, 2024
	Domestic Operations	International	Corporate / Inter-segment Eliminations	Consolidated
Operating income (loss)	$(180,435)	$(30,120)	$(43,664)	$(254,219)
Share-based compensation expenses	2,513	804	2,426	5,743
Depreciation and amortization	8,602	4,014	9,983	22,599
Restructuring and other related charges	43,037	—	—	43,037
Impairment and other charges	268,694	34,000	—	302,694
Cloud computing amortization	3,349	—	—	3,349
Majority owned equity investees AOI	5,963	—	—	5,963
Adjusted operating income (loss)	$151,723	$8,698	$(31,255)	$129,166

	Three Months Ended December 31, 2023
	Domestic Operations	International	Corporate / Inter-segment Eliminations	Consolidated
Operating income (loss)	$59,897	$(20,046)	$(51,294)	$(11,443)
Share-based compensation expenses	3,632	888	1,474	5,994
Depreciation and amortization	11,441	4,183	12,149	27,773
Restructuring and other related charges	(590)	2,292	3,548	5,250
Impairment and other charges	46,566	19,841	—	66,407
Cloud computing amortization	6	—	3,722	3,728
Majority owned equity investees AOI	2,587	—	—	2,587
Adjusted operating income (loss)	$123,539	$7,158	$(30,401)	$100,296

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(in thousands)
(unaudited)

	Twelve Months Ended December 31, 2024
	Domestic Operations	International	Corporate / Inter-segment Eliminations	Consolidated
Operating income (loss)	$194,295	$(56,604)	$(177,291)	$(39,600)
Share-based compensation expenses	11,099	3,250	11,702	26,051
Depreciation and amortization	38,124	16,255	43,636	98,015
Restructuring and other related charges	49,422	—	42	49,464
Impairment and other charges	297,509	102,004	—	399,513
Cloud computing amortization	13,452	—	—	13,452
Majority owned equity investees AOI	15,678	—	—	15,678
Adjusted operating income (loss)	$619,579	$64,905	$(121,911)	$562,573

	Twelve Months Ended December 31, 2023
	Domestic Operations	International	Corporate / Inter-segment Eliminations	Consolidated
Operating income (loss)	$583,542	$(9,624)	$(185,506)	$388,412
Share-based compensation expenses	13,765	3,388	8,512	25,665
Depreciation and amortization	46,494	18,127	42,781	107,402
Restructuring and other related charges	3,350	3,934	20,503	27,787
Impairment and other charges	51,966	44,723	—	96,689
Cloud computing amortization	21	—	10,522	10,543
Majority owned equity investees AOI	13,606	—	—	13,606
Adjusted operating income (loss)	$712,744	$60,548	$(103,188)	$670,104

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(in thousands)
(unaudited)

Capitalization	December 31, 2024
Cash and cash equivalents	$784,649

Credit facility debt (a)	$365,625

10.25% Senior Secured Notes due January 2029	875,000
4.25% Senior Notes due February 2029	985,010
4.25% Convertible Senior Notes due February 2029	143,750
Senior notes (b)	2,003,760
Total debt	$2,369,385

Net debt	$1,584,736

Finance leases	17,293
Net debt and finance leases	$1,602,029

	Twelve Months Ended December 31, 2024
Operating Income (Loss) (GAAP)	$(39,600)
Share-based compensation expense	26,051
Depreciation and amortization	98,015
Restructuring and other related charges	49,464
Impairment and other charges	399,513
Cloud computing amortization	13,452
Majority owned equity investees AOI	15,678
Adjusted Operating Income (Non-GAAP)	$562,573

Leverage ratio (c)	2.8	x

(a)Represents the aggregate principal amount of the debt, with maturities of Term Loan A (Non-Extended) of $90,000 due February 2026, Term Loan A (Extended) of $275,625 due April 2028, and undrawn $175,000 Revolving Credit Facility due April 2028.
(b)Represents the aggregate principal amount of the debt.
(c)Represents net debt and finance leases divided by Adjusted Operating Income for the twelve months ended December 31, 2024. This ratio differs from the calculation contained in the Company's credit facility. No adjustments have been made for consolidated entities that are not 100% owned. AMC Networks was in compliance with all of its financial covenants under the Company's credit facility as of December 31, 2024 and 2023. As of December 31, 2024, as determined for purposes of the Company’s credit facility, the Net Leverage Ratio was approximately 3.85:1.00 and the Interest Coverage Ratio was approximately 3.12:1.00.

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(in thousands)
(unaudited)

Free Cash Flow (1)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Net cash provided by operating activities	$58,108	$72,780	$375,615	$203,919
Less: capital expenditures	(20,523)	(6,815)	(44,775)	(35,207)
Free cash flow	$37,585	$65,965	$330,840	$168,712

Supplemental Cash Flow Information	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Restructuring initiatives (2)	$(2,944)	$(10,960)	$(13,295)	$(112,550)
Distributions to noncontrolling interests	(5,992)	(25,330)	(23,992)	(72,876)

(1) Free Cash Flow includes the impact of certain cash receipts or payments (such as restructuring initiatives, significant legal settlements, and programming write-offs) that affect period-to-period comparability.
(2) Restructuring initiatives includes cash payments of $2.6 million and $5.2 million for content impairments and other exit costs for the three and twelve months ended December 31, 2024, respectively, and $0.4 million and $8.1 million for severance and employee-related costs, for the three and twelve months ended December 31, 2024, respectively. Restructuring initiatives includes cash payments of $5.4 million and $66.7 million for content impairments and other exit costs for the three and twelve months ended December 31, 2023, respectively, and $5.6 million and $45.9 million for severance and employee-related costs, for the three and twelve months ended December 31, 2023, respectively.

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(Dollars in thousands, except per share amounts)
(unaudited)

Adjusted Earnings Per Share

	Three Months Ended December 31, 2024
	Income (loss) from operations before income taxes	Income tax (expense) benefit	Net (income) loss attributable to noncontrolling interests	Net income (loss) attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported Results (GAAP)	$(300,464)	$10,943	$5,024	$(284,497)	$(6.38)
Adjustments:
Amortization of acquisition-related intangible assets	7,830	(1,566)	(359)	5,905	0.13
Restructuring and other related charges	43,037	(9,736)	—	33,301	0.75
Impairment and other charges	302,694	(11,830)	(10,633)	280,231	6.28
Loss on extinguishment of debt, net	—	—	—	—	—
Dilutive income and share basis difference - GAAP vs. Adjusted(1)	1,527	(349)	—	1,178	(0.14)
Adjusted Results (Non-GAAP)	$54,624	$(12,538)	$(5,968)	$36,118	$0.64
(1) For the reconciliation of Adjusted EPS to GAAP EPS, the item “Dilutive income and share basis difference - GAAP vs. Adjusted” represents the impact of the adjustments from a net loss to net income position, which required an adjustment for the interest expense associated with the convertible debt and a change in the dilutive shares outstanding to reflect additional dilutive shares associated with restricted stock units and convertible debt that were considered anti-dilutive on a GAAP basis.

	Three Months Ended December 31, 2023
	Income (loss) from operations before income taxes	Income tax (expense) benefit	Net (income) loss attributable to noncontrolling interests	Net income (loss) attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported Results (GAAP)	$(28,007)	$(11,881)	$18,079	$(21,809)	$(0.50)
Adjustments:
Amortization of acquisition-related intangible assets	9,811	(1,887)	(1,331)	6,593	0.15
Restructuring and other related charges	5,250	(496)	(921)	3,833	0.09
Impairment and other charges	66,407	(2,067)	(21,226)	43,114	0.98
Impact of debt modification	—	—	—	—	—
Adjusted Results (Non-GAAP)	$53,461	$(16,331)	$(5,399)	$31,731	$0.72

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(Dollars in thousands, except per share amounts)
(unaudited)

Adjusted Earnings Per Share

	Twelve Months Ended December 31, 2024
	Income (loss) from operations before income taxes	Income tax (expense) benefit	Net (income) loss attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported Results (GAAP)	$(174,497)	$(43,490)	$(8,559)	$(226,546)	$(5.10)
Adjustments:
Amortization of acquisition-related intangible assets	33,911	(7,544)	(2,642)	23,725	0.53
Restructuring and other related charges	49,464	(11,380)	—	38,084	0.86
Impairment and other charges	399,513	(15,631)	(25,249)	358,633	8.07
Loss on extinguishment of debt, net	105	(27)	—	78	—
Dilutive income and share basis difference - GAAP vs. Adjusted(1)	3,207	(769)	—	2,438	(0.50)
Adjusted Results (Non-GAAP)	$311,703	$(78,841)	$(36,450)	$196,412	$3.86
(1) For the reconciliation of Adjusted EPS to GAAP EPS, the item “Dilutive income and share basis difference - GAAP vs. Adjusted” represents the impact of the adjustments from a net loss to net income position, which required an adjustment for the interest expense associated with the convertible debt and a change in the dilutive shares outstanding to reflect additional dilutive shares associated with restricted stock units and convertible debt that were considered anti-dilutive on a GAAP basis.

	Twelve Months Ended December 31, 2023
	Income (loss) from operations before income taxes	Income tax (expense) benefit	Net (income) loss attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported Results (GAAP)	$296,006	$(94,606)	$14,064	$215,464	$4.90
Adjustments:
Amortization of acquisition-related intangible assets	40,537	(8,353)	(6,069)	26,115	0.59
Restructuring and other related charges	27,787	(5,891)	(1,125)	20,771	0.47
Impairment and other charges	96,689	(5,585)	(37,175)	53,929	1.23
Impact of debt modification	605	(147)	—	458	0.01
Adjusted Results (Non-GAAP)	$461,624	$(114,582)	$(30,305)	$316,737	$7.20